Exhibit 1.01

CABOT CORPORATION

CONFLICT MINERALS REPORT

For the reporting period from January 1, 2017 to December 31, 2017

Cabot Corporation has included this Conflict Minerals Report as an exhibit to its Form SD for calendar year 2017, as provided for in Rule 13p-1 under the Securities Exchange Act of 1934, as amended (collectively, the “Conflict Minerals Rule”). The date of filing of this Conflict Minerals Report is May 31, 2018.

Unless the context indicates otherwise, the terms “Cabot,” “we,” “us” and “our” refer to Cabot Corporation.

As used herein and consistent with the Conflict Minerals Rule, “Conflict Minerals” or “3TG” are columbite-tantalite (coltan), cassiterite, gold, wolframite and the derivatives tantalum, tin and tungsten, without regard to the location of origin of the minerals or derivative metals. The “Covered Countries” for the purposes of Rule 13p-1 are the Democratic Republic of the Congo, and the nine adjoining countries.

1.	Applicability of the Conflict Minerals Rule to Our Company

Cabot is a global specialty chemicals and performance materials company headquartered in Boston, Massachusetts. Our principal products are rubber and specialty grade carbon blacks, specialty compounds, fumed metal oxides, activated carbons, inkjet colorants, aerogel, and cesium formate drilling fluids. Cabot and its affiliates have manufacturing facilities and operations in the United States and over 20 other countries.

Our Purification Solutions segment manufactures activated carbon products used to remove pollutants, contaminants and other impurities from, among other things, water, air, food and beverages, and pharmaceuticals. In addition to our activated carbon products, we provide equipment systems for the dosing of activated carbon into gas and liquid streams. These equipment systems, which we refer to as the Covered Products, include ready-made electronic component parts purchased from third party vendors. Sales from these equipment systems represents substantially less than 1% of the Company’s net sales and operating revenues, and the cost of the electronic components used in the systems represents substantially less than 0.1% of Cabot’s total cost of sales. The equipment systems incorporate certain electronic components, often specified by our customers and sourced from third party suppliers, that may contain 3TG that are necessary to the functionality of the Covered Products.

We determined which of our suppliers’ products were potentially in-scope for purposes of the Conflict Minerals Rule for 2017 through an internal product survey process. Through that process, we have determined that for 2017, the Covered Products are in-scope.

2.	The Company’s Due Diligence Process and Reasonable Country of Origin Inquiry

We conducted a good faith reasonable country of origin inquiry (“RCOI”) designed to determine whether any of the 3TG in our in-scope products originated in the Covered Countries and whether any of the 3TG may be from recycled or scrap sources. The Company also exercised due diligence on the source and chain of custody of the 3TG. As indicated above, we are a purchaser of electronic components that contain 3TG. As such, we are many steps downstream in the mineral supply chain from smelters and refiners and there are many third parties in the supply chain between our ultimate manufacture of the Covered Products and the original sources of 3TG. In this regard, we do not purchase 3TG directly from mines, smelters or refiners. We rely on our direct suppliers to assist us with our reasonable country of origin inquiry and due diligence efforts, including the identification of smelters and refiners, for the 3TG contained in the components they supply to us. The methods we used to try to determine the origin of the 3TG in the Covered Products included:

(i)	sending letters to our direct suppliers and explaining the Rule;

(ii)	soliciting survey responses from relevant suppliers of components of the Covered Products, using the Conflict Minerals Reporting Template (“CMRT”) designed by the Conflict Free Sourcing Initiative (“CFSI”);

(iii)	sending reminders to suppliers who did not respond to our requests for information;

(iv)	reviewing responses we received from our suppliers, including for plausibility, consistency and gaps, and following up with them to obtain clarifications or additional information; and

(v)	reviewing published material related to 3TG on certain of our suppliers’ websites, to obtain information on their policies and diligence processes.

Based on the results of our internal product survey process, we identified approximately 15 suppliers that potentially supplied 3TG contained in our in-scope products. We surveyed those 15 suppliers. Of the responses received, limited smelter or refiner information was reported to us. Accordingly, despite having conducted a good faith RCOI and due diligence process, we do not currently have sufficient information from some of our suppliers or other sources to determine with certainty the country of origin of the 3TG used in the Covered Products or to identify the facilities used to process those 3TG. Therefore, we cannot exclude the possibility that some of these 3TG may have originated in the Covered Countries.

3.	Due Diligence Program

For 2017, the Company utilized due diligence measures based on the applicable criteria set forth in the Organisation for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, including the Supplement on Tin, Tantalum and Tungsten and the Supplement on Gold (Third Edition) (the “OECD Guidance”).

The OECD Guidance has established a five-step framework for due diligence as a basis for responsible global supply chain management of minerals from conflict-affected and high-risk areas. Selected elements of the Company’s program design are discussed below. However, these are not all of the discrete procedures of the program that the Company has put in place to help ensure that the 3TG contained in its products are responsibly sourced.

Leadership of the 3TG due diligence program resides with our Vice President, Global Purchasing, and includes staff from Purchasing, Product Management, and Product Support and Toxicology. We have established a documentation and record maintenance procedure to ensure the retention of relevant documentation in a structured electronic database. Certain other aspects of our due diligence program, including our supplier outreach and data assessment are discussed in the preceding section.

We report the results of our due diligence and related findings to our Vice President, Global Purchasing. We take a flexible approach to risk mitigation, which enables us to tailor our response to the particular risks identified.

To the extent that smelters and refiners are identified by suppliers, we utilize and rely on information published by the CFSI to assess smelter and refiner due diligence practices and responsible sourcing.

Each year, we file with the Securities and Exchange Commission a Form SD and Conflict Minerals Report and post these documents on our website.

4.	Additional Compliance Measures to Reduce Risks

We expect to take the following next steps, among others, to improve the due diligence measures and to further mitigate the risk that the necessary 3TG contained in the Company’s products finance or benefit armed groups in the Covered Countries:

(i)	sourcing from suppliers that share our values regarding respect for human rights, integrity and environmental responsibility;

(ii)	continuing to engage with suppliers to obtain current, accurate and complete information about the supply chain;

(iii)	encouraging suppliers to implement responsible sourcing and to have them encourage smelters and refiners to obtain a “Compliant” designation from the CFSI; and

(iv)	continuing to conduct and report annually on supply chain due diligence for the applicable 3TG.

We do not seek to embargo the Covered Countries and encourage our suppliers to continue to source responsibly from the Covered Countries.

Forward-Looking Statements

This document contains “forward-looking statements” made within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “anticipates,” “plans,” “may,” “intends,” “will,” “should,” “expects” and similar expressions or the use of the future tense are intended to identify forward-looking statements. In addition, any statements that do not relate to historical or current facts or matters are forward-looking statements. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions. Examples of forward-looking statements within this document include, but are not limited to, statements concerning the additional steps that we intend to take to mitigate the risk that our necessary 3TG benefit armed groups.

Forward-looking statements are subject to risks and uncertainties that could cause actual actions or performance to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to: (1) the continued implementation of satisfactory traceability and other compliance measures by our direct and indirect suppliers on a timely basis or at all; (2) whether smelters and refiners and other market participants responsibly source 3TG; and (3) political and regulatory developments, whether in the Covered Countries, the United States or elsewhere. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of the filing of this document. We do not intend, and undertake no obligation, to publish revised forward-looking statements to reflect events or circumstances after the date of the filing of this document or to reflect the occurrence of unanticipated events.

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